Exhibit 99.1

Canterbury Park Holding Corporation Announces 2013 First Quarter Results

SHAKOPEE, Minn.--(BUSINESS WIRE)--May 14, 2013--Canterbury Park Holding Corporation (NASDAQ:CPHC) today announced results for the first quarter ended March 31, 2013.

Canterbury Park Holding Corporation (the “Company”) reported net income of $291,081 on net revenues of $9,144,568 for the three months ended March 31, 2013, compared to net income of $532,504 on net revenues of $9,608,710 for the same period in 2012. Diluted earnings per share in the first quarter of 2013 were $.07 compared to diluted earnings per share of $.13 for the same period last year.

Net revenues in the first quarter decreased $464,142, or 4.8%, from the 2012 first quarter, which reflected a 3.1% decrease in Card Casino revenue, an 11.2% decrease in pari-mutuel revenue, and a 9.2% decrease in concessions revenue. This revenue decline is partially attributable to inclement weather during the first quarter of 2013, which discouraged customers from visiting and wagering at our facility, as compared to unusually mild weather in the first quarter of 2012. Simulcast revenues were also impacted due to similar, harsh weather in other parts of the country that caused the cancellation of a significant number of races at racetracks simulcasting their signal to our racetrack. In addition, the Company believes that the general reduction in discretionary income stemming from the increase in the payroll tax rate that took effect January 1, 2013 adversely affected Card Casino and simulcast wagering levels.

Total operating expenses in the first quarter of 2013 remained relatively flat, increasing $35,189, or 0.4%, to $8,638,940 compared to $8,603,751 for the three-month period ended March 31, 2012.

Additional information regarding the Company’s first quarter 2013 results is presented in the accompanying table and in our Form 10-Q report that will be filed with the Securities and Exchange Commission on May 15, 2013.

Randy Sampson, Canterbury Park’s President and Chief Executive Officer, commented: “While our 2013 first quarter operating results did not meet our expectations, we did anticipate that the exceptional 2012 first quarter results would make for a difficult comparison. Extremely mild weather and an improving economy combined to make the first quarter of 2012 our most profitable quarter since 2007. The unusually harsh winter conditions during the first quarter of 2013 clearly impacted our simulcast and Card Casino revenues. However, we remain confident in our long-term growth strategies and optimistic about the operating results for the remainder of 2013.”

Mr. Sampson added: “Though not reflected in our first quarter revenues, we have been intensely engaged since January 1 in a number of projects that capitalize on the opportunities provided by both 2012 legislation that increases the revenue potential of our Card Casino and, more importantly, our Cooperative Marketing Agreement (the “CMA”) with the Shakopee Mdewakanton Sioux Community which will substantially increase purses at the Racetrack over the next several years. Among other projects, we are upgrading the live racing experience through the installation of a new, state-of-the-art tote board featuring 150 feet of digital signage and a jumbo HD video board. We are also taking measures to both enhance our marketing capabilities and improve operating efficiencies through the installation of a new Customer Relationship Management system. Finally, this fall, we will substantially enhance our special events capability by replacing the fabric covered structure south of the paddock with a larger, permanent structure and by renovating the second floor of our facility in early 2014 to make it more attractive for banquets, parties, and other events for year-round use.”

Mr. Sampson commented further: “Another basis for our optimism is the outpouring of enthusiasm from our race fans and horsemen in anticipation of the Friday, May 17 beginning of our 2013 live meet. We believe our Kentucky Derby day handle of over $1.6 million on May 4, 2013, which was a Canterbury Park record and an increase of over 20% compared to 2012, is an indication of the enthusiasm of our horse racing fans. Also, with stall applications for over 2,500 horses for our 2013 live racing meet, we expect all of our 1,600 stalls will be filled for the first time in Canterbury Park history. We anticipate the result will be higher quality racing and larger fields that will provide excellent wagering opportunities for our local race fans as well as handicappers around the country.”

Mr. Sampson concluded: “Looking beyond 2013, our vision for the next several years is to generate sustainable and profitable growth in our core operations, while creating new opportunities to expand and broaden our business. We intend to do this by focusing on strategies and initiatives that elevate the guest experience, cultivate greater customer intimacy, and enhance employee engagement. With our healthy cash position and a more stable future provided by the CMA, we are well positioned to continue to make strategic investments in our property and in technology that will allow us to achieve our vision.”

Use of Non-GAAP Financial Measures:
To supplement our financial statements, we also provide investors with EBITDA (defined below), which is a non-GAAP measure. EBITDA represents earnings before interest income, income tax expense, and depreciation and amortization. EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles ("GAAP"), and should not be considered an alternative to, or more meaningful than, net income as an indicator of our operating performance, or cash flows from operating activities as a measure of liquidity. EBITDA has been presented as a supplemental disclosure because it is a widely used measure of performance and basis for valuation of companies in our industry. Moreover, other companies that provide EBITDA information may calculate EBITDA differently than we do.

About Canterbury Park:
Canterbury Park Holding Corporation owns and operates Canterbury Park Racetrack, Minnesota’s only thoroughbred and quarter horse racing facility. The Company’s 69-day 2013 live race meet begins on May 17th and ends September 14th. In addition, Canterbury Park’s Card Casino hosts “unbanked” card games 24 hours a day, seven days a week, offering both poker and table games. The Company also conducts year-round wagering on simulcast horse racing and hosts a variety of other entertainment and special events at its facility in Shakopee, Minnesota. For more information about the Company, please visit us at www.canterburypark.com.

Cautionary Statement:
From time to time, in press releases and in other communications to shareholders or the investing public, the Canterbury Park Holding Corporation may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans based on management’s beliefs and assumptions. These forward looking statements are typically preceded by the words such as "believes," "expects," "anticipates," "intends" or similar expressions. Shareholders and the investing public should understand that these forward-looking statements are subject to risks and uncertainties, including those disclosed in our periodic filings with the Securities and Exchange Commission, which could cause actual performance, activities or plans after the date the statements are made to differ significantly from those indicated in the forward-looking statements when made.

CANTERBURY PARK HOLDING CORPORATION’S
SUMMARY OF OPERATING RESULTS
(UNAUDITED)

	Three Months	Three Months
	Ended	Ended
	March 31, 2013	March 31, 2012

Operating Revenues, (net)	$9,144,568	$9,608,710

Operating Expenses	$8,638,940	$8,603,751

Non-Operating Income, net	$1,101	$1,114

Income Before Income Taxes	$506,729	$1,006,073

Income Tax Expense	$215,648	$473,569

Net Income	$291,081	$532,504

Basic Net Income Per Common Share	$0.07	$0.13

Diluted Net Income Per Common Share	$0.07	$0.13

RECONCILIATION OF NET INCOME TO EBITDA

	Three Months	Three Months
	Ended	Ended
	March 31, 2013	March 31, 2012

Net income	$291,081	$532,504

Interest income, net of interest expense	(1,101)	(1,114)

Income tax expense	215,648	473,569

Depreciation	446,640	473,580

EBITDA	$952,268	$1,478,539

CONTACT:
Canterbury Park Holding Corporation
Randy Sampson, 952-445-7223